Exhibit 10.2

Addendum 1 to Services Agreement

Dated as of November 17, 2022

This Addendum 1 to Services Agreement (“Addendum”) is made and entered into as of the date first set forth above (the “Addendum Date”), by and between (i) Muscle Maker, Inc., a Nevada corporation (“Muscle Maker”); (ii) Sadot LLC, a Delaware limited liability company and a wholly owned subsidiary of Muscle Maker (“Sadot”); and (iii) AGGIA LLC FZ, a company organized under the laws of United Arab Emirates (“Aggia”). Each of Muscle Maker, Sadot and Aggia may be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties are all of the parties to that certain Services Agreement, dated as of November 14, 2022 (the “Services Agreement”) and now desire to set forth certain additional agreements of the Parties related to the Services Agreement and the transactions as set forth therein, and, pursuant to Section 15(e) of the Services Agreement the Parties may amend the Services Agreement in writing;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Defined terms used herein without definition shall have the meanings given in the Services Agreement.

2.	The Parties acknowledge and agree that, for various reasons, it was not feasible for Aggia to nominate the Initial Director at the Closing pursuant to Section 2(c)(i) of the Services Agreement. The Parties therefore acknowledge and agree that Benjamin Petel shall be deemed to be the “Initial Director” and the “Managing Member Representative” for all purposes of the Services Agreement until such time as the Parties mutually agree that it is feasible for Aggia to nominate an Initial Director pursuant to Section 2(c)(i) of the Services Agreement, and that, until such time, Benjamin Petel shall be Managing Member Representative for purposes of the Operating Agreement.

3.	Other than as amended herein, the Services Agreement shall remain in full force and effect. Following the execution of this Addendum, any reference in the Services Agreement to the “Agreement” shall be deemed a reference to the Services Agreement as amended and addended by this Addendum.

4.	This Addendum shall be interpreted, construed, governed and enforced under and in accordance with the substantive and procedural Laws of the State of Delaware in each case as in effect from time to time and as the same may be amended from time to time, without giving effect to the principles of conflicts of Law of the State of Delaware or any other State or jurisdiction. This Addendum may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signatures appear on following page]

1

IN WITNESS WHEREOF, the Parties hereto have executed this Addendum as of the Addendum Date.

Muscle Maker, Inc.

By:	/s/ Michael Roper
Name:	Michael Roper
Title:	Chief Executive Officer

Sadot LLC

By:	Muscle Maker, Inc.
Its:	Managing Member

By:	/s/ Michael Roper
Name:	Michael Roper
Title:	Chief Executive Officer

AGGIA LLC FZ

By:	/s/ Benjamin Gorgey Petel
Name:	Benjamin Gorgey Petel
Title:	Director

2